MARKETING AGREEMENT

THIS MARKETING AGREEMENT is made by and between SHANNON /
ROSENBLOOM MARKETING, INC., a Florida corporation (hereinafter
"SRM") and  REDNECK FOODS, INC.  (hereinafter "CLIENT").
RECITALS

WHEREAS, CLIENT wishes to retain SRM for a period of 24 months to provide investment relations services to CLIENT; those services to include the dissemination and publication of CLIENT information materials to SRM's broker network, market makers and to others who can affect and enhance the shareholder base, liquidity and sales volume of Client's publicly traded shares.

NOW THEREFORE, in consideration of the mutual promises contained herein,

it is agreed as follows:

A.   COMPENSATION

Cash Compensation- SRM will receive a total fee of $125,000 for the following services provided. Fee does not include any pre-approved expenses incurred by SRM, which as of this date totals $ 0.00. The cash portion of the fees are to be paid in two equal payments, the first on the day following the Client's filing of their 15C- 211, and the second payment due when trading of the company's stock begins.

Conversion to Equity- SRM may at its' option and prior to CLIENT filing their 504 Memorandum, elect to convert up to $50,000 of its' fees into common stock of CLIENT. The conversion rate shall be at $0.10 per share (500,000 shares) and the shares will be issued pursuant to the 504.


B.  SERVICES PROVIDED

In return for payment by CLIENT of the above-described cash, freely tradable stock and restricted stock, the Parties understand and agree that SRM will provide the following services:

 client's profile will be distributed throughout SRM's broker network. Upon selection of the core retail stockbrokers, market makers and/or money managers, SRM will arrange a Top Performer Due Diligence trip.
 This meeting will include a visit of client's headquarters and a presentation from client's top management paid by CLIENT.

Said trip will be fully outlined to CLIENT at least thirty days prior to promoting said trip, which outline will include a written estimate of all expenses likely to be incurred.


 3. SRM will continue public awareness by informational mailings to shareholders, brokers and individual investors. SRM will guarantee no less than 6 mailings in each twelve month period. Each mailing will consist of no less than 25,000 prescreened and otherwise qualified potential investors to be included on the mailing.

  4. SRM will prepare a broker bullet sheet which will be sent to brokers to develop interest in client's company and in working the investor inquiries in client's stock. SRM will guarantee no less than 6 mailings in each twelve month period to said brokers.

   5. CLIENT is responsible for providing SRM at least 500 Due Diligence packages within 30 days of signing this contract. SRM will assist, if necessary, in providing resources and editing of such material. The Due diligence Package as described herein will include the following materials: financials; press releases; offering documents; etc.

SRM will work directly with CLIENT to provide lead generating media events including, but not limited to, the following:

A mass mailing of client's information piece to a minimum of 20,000 small-cap investors per month.

Circulation of CLIENT information to our list of over 10,000 stock brokers. Deliver client's information package and handle individual investors' calls.

SRM will provide to CLIENT public relations exposure to newsletter writers, trade publications and other financial professionals. If the CLIENT is unable to complete the minimum of $500,000 raised in the 504 offering, then said CLIENT will have the option of canceling this contract, since SRM's services will then not be needed.

C. CLIENT EXPENSES

CLIENT shall be responsible for all reasonable expenses for the retail market makers and/or money managers who attend the Top Performer Broker Group meeting, so long as a written estimate of said expense has been provided by SRM and approved by client not less than thirty days prior to said expense being incurred. CLIENT shall be responsible for all reasonable travel expenses incurred for the purpose of due diligence of the CLIENT by financial newsletter writers and/or brokers so long as a written estimate of said expense has been provided by SRM and approved by client not less than thirty days prior to said expense being incurred. CLIENT will have total pre-approval right of these trips and all third party expenses.

D.  FURNISHING OF INFORMATION BY CLIENT

CLIENT shall furnish to SRM information about the CLIENT such as copies of disclosure and filing materials, financial statements, business plans, promotional information and background of the client's officers and directors

("information package"). CLIENT shall update the information package on a periodic basis. CLIENT understands that the sole purpose for providing SRM with the information package is for the utilization in a lead generation/corporate relations program. SRM is not obligated to assess the financial viability of the CLIENT . SRM may rely on and assume the accuracy of the information package.

E.  REPRESENTATIONS AND WARRANTIES OF CLIENT

CLIENT represents that all information included in the information package furnished to SRM shall disclose all material facts and shall not omit any facts.

F.  COVENANTS OF CLIENT

CLIENT covenants and warrants that any information submitted for dissemination will be truthful, accurate, in compliance with all applicable laws and regulations and will not be submitted in connection with any improper or illegal act or deed.

G. CLIENT RESPONSIBLE FOR INFORMATION PROVIDED SRM

CLIENT assumes and claims all responsibility and liability for the content of all information disseminated on behalf of CLIENT which has been approved by CLIENT. CLIENT shall indemnify and hold SRM, harmless from and against all demands, claims or liability arising for any reason due to the content of information disseminated on behalf of CLIENT.

H.  ASSIGNMENT AND DELEGATION

Neither Party may assign any rights or delegate any duties hereunder without the other Party's prior written consent.

I.  ENTIRE AGREEMENT

This writing contains the entire agreement of the Parties. No representations were made or relied upon by either Party, other than those expressly set forth.

Furthermore, CLIENT understands that SRM makes no guarantees, assurances or representations in regard to the results of its' corporate relations program. No agent, employee or other representative of either Party is empowered to alter any of the above terms, unless done in writing and signed by the President and/or Vice President of the respective Parties.


J.  CONTROLLING LAW AND VENUE

This Agreement's validity, interpretation and performance shall be controlled under the laws of the State of Florida. The proper venue and jurisdiction shall be as agreed upon by the parties hereto or as ordered by the arbitrator under Section K below:

K.  PREVAILING PARTY

Should a dispute arise, both parties agree to submit to binding arbitration under guidelines of the American Arbitration Association, or some other mutually agreeable arbitration association . In the event of the institution of any arbitration the prevailing party shall be entitled to receive from the nonprevailing party all reasonable costs, attorney's fees and expenses.

L.  FAILURE TO OBJECT NOT A WAIVER

The failure of either party to this Agreement to object to, or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future violation breach or wrongful conduct.

M.  NOTICES
All notices or other documents under this Agreement shall be in writing and delivered or mailed by certified mail, postage prepaid, addressed to the representative or Company as follows:
COMPANY:                SHANNON, ROSENBLOOM MARKETING, INC.
                        3660 Maguire Blvd., Suite 101
                        Orlando, Florida  32803


CLIENT:                 REDNECK FOODS, INC.
                        P.O. Box 5495
                         Asheville, NC  28813

N.  HEADINGS

Headings in this Agreement are for the convenience only and shall not be used to interpret or construe its' provisions.

O.  TIME

For all intents and purposes, time is of the essence with this Agreement.


EXECUTED this ________________ day of 1997.


SHANNON, ROSENBLOOM                                   REDNECK FOODS, INC.
MARKETING, INC.,


By: ________________________________        By:  ________________________
Brian Rosenbloom, President                           David A. Womick,
President


By:
Tim Shannon, Vice-President


                               SCHEDULE A


CLIENT hereby designates the following person or persons as authorized representatives of CLIENT for purposes of providing written approvals as required by this Marketing Agreement.


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